
Skyward Specialty Insurance Group, Inc.
(Delaware corporation)
Skyward Service Company
(Delaware corporation)
Houston Specialty Insurance Company
(Texas stock insurance company)
Skyward Underwriters Agency, Inc.
(Texas corporation)
Skyward Re
(Cayman Islands corporation)
Imperium Insurance Company
(Texas stock insurance company)
Great Midwest Insurance Company
(Texas stock insurance company)
Oklahoma Specialty Insurance Company
(Oklahoma insurance corporation)